UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OFFICEMAX INCORPORATED
(Name of Registrant as Specified In Its Charter)

K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. SPECIAL K CAPITAL OFFSHORE MASTER FUND (U.S. DOLLAR), L.P. C/O K CAPITAL PARTNERS, LLC 75 Park Plaza Boston, MA 02116 (617) 646-7728
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FOR IMMEDIATE RELEASE

K CAPITAL PROPOSES ELECTION OF NEW, INDEPENDENT DIRECTOR,

KARL L. MEYER, TO OFFICEMAX BOARD OF DIRECTORS

Independent Director Will Bring New Voice and Fresh Perspective to Board

Boston, MA — April 8, 2005 — K Capital Offshore Master Fund (U.S. Dollar), L.P. and Special K Capital Offshore Master Fund (U.S. Dollar), L.P. (collectively, “K Capital”), who, together with their affiliates is the third largest shareholder of OfficeMax Incorporated (NYSE: OMX), today provided notice to the Company of its nomination of Karl L. Meyer for election to the OfficeMax Board of Directors at the Company’s 2005 Annual Meeting of Shareholders on May 9, 2005.  K Capital and its affiliates hold 5,795,800 shares of OfficeMax common stock, or approximately 6.2% of the Company’s outstanding shares.

K Capital issued the following statement:

K Capital urges all OfficeMax shareholders to elect Karl Meyer to the Company’s Board of Directors.  We believe that election of a new, independent member to OfficeMax’s Board would be mutually beneficial to the Company and its shareholders.  Among other things, electing a new, independent director should provide a new voice and fresh perspective for a Board that continues to struggle with a number of operational, management and financial challenges.

We believe that the election of a new, independent director will provide the Board with additional oversight and input in addressing its operational, management and financial issues and considering all options that protect and enhance shareholder value.  Furthermore, we believe that electing Mr. Meyer to the Board should augment and enhance the independence of the Board.

Karl L. Meyer most recently served as chairman of the board and president of Ermis Maritime Holdings Limited, a private holding company which owned and operated ocean going tankers.  Mr. Meyer was brought in to Ermis at the request of bondholders to manage the Company through its liquidation process, which was completed successfully in 2004.  Previously, he held similar positions and was a 10% shareholder in two publicly-traded companies, Homeport Bancorp, Inc. (HPBC), a single bank holding company owning The Nantucket Bank, and Marine Transport Lines, Inc. (MTL), the owner and operator of 58 vessels.  During Mr. Meyer’s tenure, HPBC was merged with Seacoast Financial Services Corporation and MTL was sold to private investors.

Mr. Meyer has been a Managing Director of Diogenes Management Company, an investment advisory company.  In addition, he has served as a director of three other publicly traded companies, including Stelmar Shipping Inc., accepting appointments as chairman of its audit committee and member of its remuneration committee, BT Shipping Limited and Computer Horizons Corp.  Earlier, Mr. Meyer was responsible for the acquisition of Bulk Transport and affiliates, now OMI Corp., by Ogden Corporation and the formation of SSI Navigation Inc., a subsidiary of Itel Corporation.

Mr. Meyer holds a MBA degree from Harvard Business School (HBS) and a BS degree and honorary Doctorate from Massachusetts Maritime Academy (MMA).

The Blackstone Group, L.P. and Wilmer Cutler Pickering Hale and Dorr LLP are serving as K Capital’s financial and legal advisors, respectively.

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About K Capital Partners, LLC
K Capital Partners, LLC, is Boston, Massachusetts-based and manages funds that focus on value-oriented investments and event-driven opportunities.  K Capital’s primary objective is to achieve superior absolute returns with limited correlation to equity market indices.

In connection with OfficeMax Incorporated’s upcoming Annual Meeting, K Capital has filed, and plans to circulate, a proxy statement with the Securities and Exchange Commission (SEC).  OFFICEMAX SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION.  Shareholders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by
K Capital with the SEC in connection with the Annual Meeting at the SEC’s website at www.sec.gov.  OfficeMax shareholders may also obtain free copies of the proxy statement and other documents filed by K Capital in connection with the Annual Meeting, including information about the identity of the participants in the solicitation (who may be deemed to include, in addition to K Capital, K Capital’s nominee, Karl L. Meyer, and K Capital’s affiliates, K Capital Partners, LLC, Harwich Capital Partners, LLC and Abner Kurtin) and a description of their direct and indirect interests, by security holdings or otherwise, by directing a request to: Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022, or at (877) 825-8971 (toll-free).

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Contacts

Investors:                                                                                                                                                                                                                                                                                          Media:

Alan Miller / Jennifer Shotwell                                                                                                                                                                               Matthew Sherman / Joele Frank

Innisfree M&A Incorporated                                                                                                                                                                                      Joele Frank, Wilkinson Brimmer Katcher

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